Exhibit 3.1
SECOND CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
NORTHSTAR ASSET MANAGEMENT GROUP INC.

NorthStar Asset Management Group Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is NorthStar Asset Management Group Inc. The Corporation was originally incorporated under the name NorthStar Asset Management Corp. on December 10, 2013 pursuant to the General Corporation Law of the State of Delaware.

SECOND: That the Board of Directors of the Corporation have duly adopted a resolution setting forth and declaring advisable this Certificate of Amendment to the Corporation’s Certificate of Incorporation effecting a 1 for 2 reverse stock split as described in Article FOURTH below, reducing the outstanding number of shares of common stock of the Corporation from 100 shares to 50 shares.

THIRD: Article FOURTH of the Corporation’s Certificate of Incorporation is hereby amended by adding the following new paragraph:

“(4) Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, pursuant to the Delaware General Corporation Law, every two (2) shares of Common Stock issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock. The par value per share shall not be adjusted in connection with this reverse stock split.”

FOURTH: In lieu of a vote, written consent to the foregoing amendment has been given by NRFC Sub-REIT Corp., a Maryland corporation and the Corporation’s sole stockholder in accordance with the provisions of Section 228 of the Delaware General Corporation Law, and such amendments have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[the next page is the signature page]

[Signature Page to Reverse Stock Split Certificate of Amendment]

IN WITNESS WHEREOF, NorthStar Asset Management Group Inc. has caused this certificate to be signed by Ronald J. Lieberman, its duly authorized officer, on the 27th day of June, 2014.

By	/s/ Ronald J. Lieberman
	Name:	Ronald J. Lieberman
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Reverse Stock Split Certificate of Amendment]